Exhibit 10.28

TARGETED MEDICAL PHARMA, INC.

FORM OF PHYSICIAN PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made this _____ day of _____________, 20___ (the “Effective Date”) by and between  ____________________________, M.D., an individual resident of the State of ___________________, doing business as _____________________________ at _____________________________________ (“Physician”) and Targeted Medical Pharma, Inc., a Delaware corporation (“TMP”), with offices at 2980 Beverly Glen Circle, Suite 301, Los Angeles, California 90077.

RECITALS

A.           Physician owns and operates a medical practice located at the above address (the “Practice”), and provides professional services through one or more duly licensed physicians.  Physician prescribes and dispenses certain TMP products (the “Products”) to Physician’s Patients (as defined below) in Physician’s Practice, which Products the Physician purchases from TMP.

B.           Physician desires to purchase the Products from TMP, and TMP desires to sell the Products to Physician, as set forth herein, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties agree to the foregoing recitals and as follows:

ARTICLE I
PURCHASE OF PRODUCTS

1.1         Purchase of Products.  During the term of this Agreement, Physician shall purchase Products from TMP at the average wholesale price (the “AWP”) as may be set from time to time by TMP, plus any applicable taxes and shipping (together, the “Gross Invoice Amount”).  TMP shall issue an invoice with respect to each Product sold to Physician upon shipment of Products to Physician.  Physician shall be entitled to a discount on the price of the Products on each invoice if such invoice is paid within certain timely pay discount terms described herein.  The discounts shall be either (a) _____ for Products other than generic pharmaceutical products and ______ for generic pharmaceutical products if payment is received by TMP within 120 days of issuance date of the invoice by TMP for shipment of Product to Physician (“Invoice Date”), or b) _____ for Products other than generic pharmaceutical products and ______ for generic pharmaceutical products if payment is received by TMP within 360 days of Invoice Date.  The “Net Invoice Amount” shall be the AWP minus any applicable timely payment discount under such invoices plus taxes and shipping.  Physician shall promptly notify TMP, through utilization of the appropriate billing software, as to whether an invoice is a Net 120 or Net 360 Invoice.  Any invoice not paid within discount terms shall be due and payable at Gross Invoice Amount three hundred and ninety (390) days from Invoice Date.

1.2         Late Fee.  Physician shall owe a late fee penalty for any late payment of an Invoice, which shall accrue at an annual rate of either twenty percent (20%) of the unpaid balance compounded monthly or the maximum amount allowed by law, whichever is lower, from the due date of the Gross Invoice Amount until payment is received.

1.3         Title; Risk of Loss.  All Products shall be shipped F.O.B. at the place of business of TMP or its distributor, as applicable, where shipment originates.  Title and risk of loss shall pass to Physician upon TMP’s or its distributor’s delivery of the Products to the carrier.  TMP and Physician shall mutually agree in good faith on a suitable carrier for delivery of the Products to Physician.

1.4         Security Interest.  Physician hereby grants to TMP a first priority purchase money security interest in each of the Products sold by TMP to Physician and the proceeds from the sale thereof in whatever form payment may be made, including, without limitation, accounts receivable and cash proceeds from the sale of Products.  Physician authorizes TMP to file and shall cooperate in the filing of any and all necessary documents, including, without limitation, financing statements to perfect such security interest in any applicable jurisdiction where the Products or proceeds may be located.

1.5         Physician’s Responsibilities.

(a)          Maintenance of Licenses.  During the Term of this Agreement, Physician shall maintain in good standing all licenses, consents, certifications, accreditations and approvals necessary to conduct the Practice.

(b)          Compliance with Laws.  Physician shall conduct the Practice in accordance with any and all applicable laws, rules, guidelines and requirements of governmental, accrediting, reimbursement, payment and other agencies having jurisdiction over the operation of the Practice, including without limitation, compliance with the following requirements:

(i)           Physician has complied in all material respects with, is in material compliance with and shall remain in material compliance with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof relating to Health Care Laws and Practices (as defined below).  Physician has not received notification of or been under investigation with respect to, any violation of any provision of any federal, state or local law or administrative regulation, or of any rule, regulation or requirement of any licensing body relating to Health Care Laws and Practices.  For purposes of this Agreement, “Health Care Laws and Practices” means all federal, state or local laws, rules, regulations or guidelines regarding (i) any government-sponsored health care program, including Medicare and other federally or state funded entitlement programs, and including those laws, rules, regulations and guidelines related to covered services, charging practices, billing, collection, marketing and advertising, (ii) kickbacks, fee-splitting and other referral practices, including, without limitation, the federal anti-kickback statute set forth at 42 U.S.C. Section 1320a-7b (the “anti-kickback statute”), the federal physician self referral law set forth at 42 U.S.C. Section 1395nn (the “Stark law”), California Business and Professions Code Section 650, California Welfare and Institutions Code Section 14107.2(a), California Business and Professions Code Sections 650.01 and 650.02, California Labor Code Sections 139.3 and 139.31 and other related or similar laws and regulations, and (iii) the privacy, maintenance or protection of patient records, including the Health Insurance Portability and Accountability Act of 1996 and the California Confidentiality of Medical Information Act (“CMIA”).

(ii)          Physician and Physician’s agents, employees or staff have not and shall not engage in any conduct that violates any Health Care Laws and Practices, including, without limitation, engaging in any unlawful kickbacks or any unlawful self-referral practices.

ARTICLE II
TERM AND TERMINATION

2.1         Term.  The term of this Agreement (the “Term”) shall be for a period of One (1) year and shall commence on ______________, 20___.  Thereafter, the term of this Agreement shall automatically renew for successive one (1) year periods unless earlier terminated by the parties in accordance with this Agreement.

2.2         Mutual Termination.  This Agreement may be terminated at any time upon the written mutual consent of the parties.  In the case of retirement of Physician, the parties agree to enter good faith negotiations toward a mutual termination hereunder. The death or total disability of Physician shall be deemed to be a Mutual Termination.

2.3         Termination Without Cause.  This Agreement may be terminated by TMP or Physician without cause upon thirty (30) days prior written notice to the other party.

2.4         Termination For Cause.  Either party may terminate this Agreement at any time by giving written notice via certified mail to the other party if:

(a)           The other party to this Agreement violates any of its obligations or warranties under the terms of this Agreement, provided that the non-violating party shall provide the violating party thirty (30) days prior written notice (the “Default Notice”) of the nature of the default or breach.  Failure to serve such notice shall not be deemed to be a waiver of any breach of any covenant or stipulation under this Agreement.  Such termination of the Agreement shall become effective unless the violations complained of shall be completely remedied to the reasonable satisfaction of the non-violating party within thirty (30) days after the date of the Default Notice.  If the violation complained of shall be of a kind that a remedy or cure cannot effectively restore the prior circumstances, the Default Notice shall state that the violation is not curable and this Agreement shall terminate on the date of the Default Notice.  The termination of the Agreement shall be without prejudice to any rights that either party may otherwise have against the other party under this Agreement or under law; or

(b)           The other party applies for or consents to the appointment of a receiver, trustee or liquidator of the other party or of all or a substantial part of his, her or its assets, or makes a general assignment for the benefit of creditors, takes advantage of any insolvency law, declares bankruptcy or becomes subject to an involuntary bankruptcy proceeding, becomes insolvent or commences liquidation, or ceases his, her or its operations for any reasons.

2.5         Rights and Remedies Upon Termination.  Upon the termination of this Agreement by either party:

(a)           Payment for Outstanding Invoices.  TMP shall be entitled to receive the amount due or owing to TMP under any outstanding invoices up to the termination date.

(b)           Fulfillment of Accepted Purchase Orders.  Physician shall be entitled to receive Products for any purchase orders accepted prior to the termination date.

(c)           Continuation of Security Agreement.  TMP shall be entitled to maintain its security interest under paragraph 1.4 until such time as all amounts due to TMP from Physician are paid in full.

ARTICLE III
RELATIONSHIP BETWEEN THE PARTIES

3.1         Independent Contractors.  The parties are and at all times shall be independent contractors with respect to each other and in meeting their duties and responsibilities under this Agreement.  Nothing in this Agreement is intended nor shall be construed to create a partnership, employer-employee or joint venture relationship between Physician and TMP.  Neither party shall have any obligation under this Agreement to compensate or pay applicable taxes for or provide employee benefits of any kind (including contributions to government mandated, employment-related insurance and similar programs) to or on behalf of the other party or any other person employed or retained thereby.

3.2         Fair Value Warranty.  Each party represents and warrants on behalf of itself, that the aggregate benefit given or received under this Agreement has been determined in advance through a process of arms-length negotiations that were intended to achieve an exchange of goods and/or services consistent with fair market value under the circumstances, and that any benefit given or received under this Agreement is not intended to induce, does not require, and is not contingent upon, the admission, recommendation or referral of any Patient, directly or indirectly, and further, is not determined in any manner that takes into account the value of business generated between the parties.

3.3         Control Retained by Physician.  Physician shall at all times have ultimate responsibility and authority for the operation of the Practice.  TMP shall not have any authority over or responsibility for the practice of medicine by Physician or other physicians performing services at the Practice and shall not in any manner be responsible for the operation of the Practice or dispensing or prescription of the Products.  Physician shall be solely responsible for the dispensing of the Products and determination of medical necessity of the Products.  By entering into the Agreement, Physician retains control of and does not delegate to TMP any powers, duties or responsibilities vested in Physician by law.

3.4         Discounts.  The parties acknowledge that the prices being charged by TMP to Physician for the Products under this Agreement may be discounted from TMP’s usual and customary charges for such Products.  The parties agree to comply with the requirements of the federal “safe harbor” regulations, promulgated pursuant to 42 U.S.C. § 1320a-7b, regarding discounts, which regulations are found at 42 Code of Federal Regulations Section 1001.952(h).  Pursuant to such compliance, TMP shall notify Physician of the amount and value of all discounts (including, without limitation, price reductions, rebates and other reductions in price) given on each invoice submitted to Physician .  Further, TMP hereby notifies Physician of its obligation to fully and accurately report such discounts if requested to by the relevant authorities overseeing the Medicare program or a state health care program.  TMP shall promptly provide any information requested by the Medicare program or a state health care program to assist Physician in meeting any reporting requirements to which it may be subject.

3.5         Indemnification and Liability.

(a)           Physician shall indemnify, defend and hold harmless TMP against:  (i) any and all liability arising out of Physician’s failure to comply with the terms of this Agreement, and any injury, loss, claims or damages arising from the negligent operations, acts or omissions of Physician or his, her or its  employees relating to this Agreement, including, without limitation, any violations of state or federal regulations relating to the extension of credit or handling of accounts receivable by Physician; and (ii) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of TMP in connection with the defense of such claims.  This section 3.5(a) shall survive expiration or termination of this Agreement.

(b)           NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, TO THE MAXIMUM EXTENT PERMITTED BY LAW, TMP SHALL NOT BE RESPONSIBLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING DAMAGES FOR LOST GOODWILL, LOST PROFITS, LOST BUSINESS OR OTHER INDIRECT ECONOMIC DAMAGES, WHETHER SUCH CLAIM IS BASED ON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHER LEGAL THEORY, AS A RESULT OF A BREACH OF ANY WARRANTY OR ANY OTHER TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER TMP WAS ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

ARTICLE IV
MISCELLANEOUS

4.1         Amendment.  This Agreement may be modified or amended only by mutual written agreement of the parties.  Any such modification or amendment must be in writing, dated, signed by the parties and attached to this Agreement.

4.2         Arbitration.  Upon the request of either party, any controversy or claim (whether such claim sounds in contract, tort or otherwise) arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with California Code of Civil Procedure Sections 1280 et seq., and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be selected from JAMS and the arbitration shall be conducted in accordance with JAMS’ current rules for streamlined arbitration.  Notwithstanding any other provision of this Agreement, in the case of a dispute involving a claim for equitable relief, a court with equitable jurisdiction may grant temporary restraining orders and preliminary injunctions to preserve the status quo existing before the events which are the subject of the dispute.  Any final equitable or other relief shall be ordered in the arbitration proceeding.  Each party shall pay an equal share of the fees and expenses of any arbitrator and any administrative fee of JAMS.  The prevailing party shall be entitled to the award of reasonable attorneys’ fees and costs, in addition to whatever relief the prevailing party may be awarded.

4.3         Assignment, Delegation or Subcontracting.  Except for assignment, delegation or subcontracting by TMP to a successor-in-interest or an entity owned, controlled by or under common control with TMP, neither party may assign any interest or obligation under this Agreement without the other party’s prior written consent.

4.4         Binding Effect.  This Agreement shall be binding on and shall inure to the benefit of the parties and their respective permitted successors and assigns.

4.5         Choice of Law.  This Agreement shall be construed in accordance with and governed by the internal laws of the State of California, except choice of law rules that would require the application of the laws of any other jurisdiction.

4.6         Venue.  The parties agree that the County of Los Angeles, California shall be the only proper venue for disputes related to this Agreement, including arbitration.

4.7         Compliance With Laws.  The parties shall comply with all applicable laws, ordinances, codes and regulations of federal, state and local governments.

4.8         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.9         Entire Agreement.  This Agreement is the entire understanding and agreement of the parties regarding its subject matter, and supersedes any prior oral or written agreements, representations, understandings or discussions between the parties.  No other understanding between the parties shall be binding on them unless set forth in writing, signed by both parties and attached to this Agreement.

4.10       Exhibits.  The attached exhibits, together with all documents incorporated by reference in the exhibits, form an integral part of this Agreement and are incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

4.11       Force Majeure.  No party shall be liable for nonperformance, defective performance or late performance of any of his, her or its obligations under this Agreement to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such party’s control, including acts of God, war (declared or undeclared), terrorism, action of any governmental authority, civil disturbances, riots, revolutions, vandalism, disruption of public utilities, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, or strikes (or similar nonperformance, defective performance or late performance of employees, suppliers or subcontractors) or computer hardware, software or other electronic system malfunctions.

4.12       Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

4.13       Meaning of Certain Words.  Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns shall include the plural and vice versa.

4.14       No Third-Party Beneficiary Rights.  The parties do not intend to confer and this Agreement shall not be construed to confer any rights or benefits to any person, firm, group, corporation or entity other than the parties.

4.15       Notices.  All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL).  Notice shall be deemed given when sent, if sent as specified in this Section or otherwise deemed given when received.  In each case, notice shall be delivered or sent to the address set forth in the preamble or such other address provided by the party in accordance with this Section.

4.16       Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement and such severance shall have no effect upon the enforceability of the remainder of the Agreement.

4.17       Subcontracting.  TMP may subcontract any or all of its obligations under this Agreement without the prior written consent of Physician.

4.18       Waiver.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  Any waiver granted by a party must be in writing and shall apply solely to the specific instance expressly stated.

4.19       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

“PHYSICIAN”

Signature:
Print Name:
Title:

“TMP”

Signature:
Print Name:
Title:

Address:
2980 Beverly Glen Circle, Suite 301
Los Angeles, California 90077